Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following summary describes the capital stock of Aligos Therapeutics, Inc. (the “Company,” “we,” “us” and “our”) and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and of the General Corporation Law of the State of Delaware. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, forms of common warrants and forms of pre-funded warrants, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K.

General

Our authorized capital stock consists of:

•
20,000,000 shares of voting common stock, $0.0001 par value;
•
800,000 shares of non-voting common stock, $0.0001 par value; and
•
10,000,000 shares of preferred stock, $0.0001 par value.

Common Stock and Non-Voting Common Stock

Voting Rights

The holders of our common stock and non-voting common stock have identical rights, provided that, (i) except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors, and (ii) holders of our common stock have no conversion rights, while holders of our non-voting common stock have the right to convert each share of non-voting common stock into one share of common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 4.99% of our common stock immediately prior to and following such conversion, unless otherwise expressly provided for in our amended and restated certificate of incorporation.

However, this ownership limitation may be increased to any other percentage designated by such holder of non-voting common stock upon 61 days’ notice to us or decreased at any time upon notice to us.

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, our classified board and director liability.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock and non-voting common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock and non-voting common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights

Holders of our common stock and non-voting common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock or non-voting common stock. The rights, preferences and privileges of the holders of our common stock and non-voting common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock and non-voting common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Warrants Associated with 2023 PIPE Offering

On October 23, 2023, we entered into a securities purchase agreement with certain purchasers named therein (the “2023 Securities Purchase Agreement”), pursuant to which we sold 1,257,170 shares of our common stock, pre-funded warrants to purchase up to 3,077,165 shares of our common stock (the “2023 Pre-Funded Warrants”) and accompanying common warrants to purchase up to 2,249,680 shares of our common stock (the “2023 Common Warrants”).

As of December 31, 2024, 2023 Pre-Funded Warrants to purchase up to 2,441,405 shares of our common stock and 2023 Common Warrants to purchase up to 2,200,858 shares of our common stock were outstanding.

2023 Pre-Funded Warrants

The 2023 Pre-Funded Warrants have an exercise price of $0.0025 per share of common stock and are exercisable until exercised in full. The exercise price and number of shares of common stock issuable upon exercise of the 2023 Pre-Funded Warrants may be adjusted upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of the Company’s common stock.

We issued the 2023 Pre-Funded Warrants in certificated form. A holder of a 2023 Pre-Funded Warrant certificate may exercise such 2023 Pre-Funded Warrant with the notice of exercise form attached to the 2023 Pre-Funded Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of 2023 Pre-Funded Warrants being exercised.

Under the terms of the 2023 Pre-Funded Warrants, a holder (together with its affiliates) may not exercise any portion of a 2023 Pre-Funded Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99% (the percentage that was elected by each holder prior to the issuance of the 2023 Pre-Funded Warrants) of our common stock outstanding immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% or 9.99% beneficial ownership blocker may increase or decrease the amount of ownership of outstanding common stock after exercising the holder’s 2023 Pre-Funded Warrant up to 19.99% of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2023 Pre-Funded Warrants.

The holders of the 2023 Pre-Funded Warrants must pay the exercise price upon exercise of the 2023 Pre-Funded Warrants, unless such holders are utilizing the cashless exercise provision of the 2023 Pre-Funded Warrants. The 2023 Pre-Funded Warrants may be exercised at such time by means of a “cashless exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the 2023 Pre-Funded Warrants.

In the event of certain fundamental transactions (as described in the 2023 Pre-Funded Warrants), a holder of 2023 Pre-Funded Warrants will be entitled to receive, upon exercise of the 2023 Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the 2023 Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the 2023 Pre-Funded Warrants.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the 2023 Pre-Funded Warrants or by virtue of a holder’s ownership of our common stock, the holders of the 2023 Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

2023 Common Warrants

The 2023 Common Warrants have an exercise price of $18.92 per share of common stock and expire on October 25, 2030. The exercise price and number of shares of common stock issuable upon exercise of the 2023 Common Warrants may be adjusted upon the occurrence of specific events, including stock dividends, stock splits, reclassifications subdivisions, and combinations of the Company’s common stock.

We issued the 2023 Common Warrants in certificated form. A holder of a 2023 Common Warrant certificate may exercise such 2023 Common Warrant with the notice of exercise form attached to the 2023 Common Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of 2023 Common Warrants being exercised.

Under the terms of the 2023 Common Warrants, a holder (together with its affiliates) may not exercise any portion of a 2023 Common Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99% (the percentage that was elected by each holder prior to the issuance of the 2023 Common Warrants) of our common stock outstanding immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% or 9.99% beneficial ownership blocker may increase or decrease the amount of beneficial ownership of outstanding common stock after exercising the holder’s 2023 Common Warrants up to 19.99% of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2023 Common Warrants.

The holders of the 2023 Common Warrants must pay the exercise price upon exercise of the 2023 Common Warrants, unless such holders are utilizing the net exercise provision of the 2023 Common Warrants. The 2023 Common Warrants may be exercised at such time by means of a “net exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the 2023 Common Warrants.

In the event of certain fundamental transactions (as described in the 2023 Common Warrants), a holder of 2023 Common Warrants will be entitled to receive, upon exercise of the 2023 Common Warrants, the kind and amount of securities, cash, assets or any other property that such holder would have received had they exercised the 2023 Common Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the 2023 Common Warrants.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the 2023 Common Warrants or by virtue of a holder’s ownership of our common stock, the holders of the 2023 Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

We do not intend to apply for listing of the 2023 Pre-Funded Warrants or 2023 Common Warrants on any securities exchange or other trading system.

Warrants Associated with 2025 PIPE Offering

On February 11, 2025, we entered into a securities purchase agreement with certain purchasers named therein (the “2025 Securities Purchase Agreement”), pursuant to which we sold 2,103,307 shares of our common stock, consisting of 1,427,000 shares of common stock and 676,307 shares of non-voting common stock, pre-funded warrants to purchase up to an aggregate of 1,922,511 shares of our common stock (the “2025 Pre-Funded Warrants”) and accompanying warrants to purchase up to an aggregate of 2,012,909 shares of our common stock (the “2025 Common Warrants”).

2025 Pre-Funded Warrants

The 2025 Pre-Funded Warrants have an exercise price of $0.0001 per share of common stock and are exercisable until exercised in full. The exercise price and number of shares of common stock issuable upon exercise of the 2025 Pre-Funded Warrants may be adjusted upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of the Company’s common stock.

We issued the 2025 Pre-Funded Warrants in certificated form. A holder of a 2025 Pre-Funded Warrant certificate may exercise such 2025 Pre-Funded Warrant with the notice of exercise form attached to the 2025 Pre-Funded Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of 2025 Pre-Funded Warrants being exercised.

Under the terms of the 2025 Pre-Funded Warrants, a holder (together with its affiliates) may not exercise any portion of a 2025 Pre-Funded Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99% (the percentage that was elected by each holder prior to the issuance of the 2025 Pre-Funded Warrants) of our common stock outstanding immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% or 9.99% beneficial ownership blocker may increase or decrease the amount of ownership of outstanding common stock after exercising the holder’s 2025 Pre-Funded Warrant up to 19.99% of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2025 Pre-Funded Warrants.

The holders of the 2025 Pre-Funded Warrants must pay the exercise price upon exercise of the 2025 Pre-Funded Warrants, unless such holders are utilizing the cashless exercise provision of the 2025 Pre-Funded Warrants. The 2025 Pre-Funded Warrants may be exercised at such time by means of a “cashless exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the 2025 Pre-Funded Warrants.

In the event of certain fundamental transactions (as described in the 2025 Pre-Funded Warrants), a holder of 2025 Pre-Funded Warrants will be entitled to receive, upon exercise of the 2025 Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the 2025 Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the 2025 Pre-Funded Warrants.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the 2025 Pre-Funded Warrants or by virtue of a holder’s ownership of our common stock, the holders of the 2025 Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

2025 Common Warrants

The 2025 Common Warrants have an exercise price of $26.02 per share of common stock and expire on February 13, 2032. The exercise price and number of shares of common stock issuable upon exercise of the 2025 Common Warrants may be adjusted upon the occurrence of specific events, including stock dividends, stock splits, stock combinations or other similar events involving the Company’s common stock.

We issued the 2025 Common Warrants in certificated form. A holder of a 2025 Common Warrant certificate may exercise such 2025 Common Warrant with the form of exercise notice attached to the 2025 Common Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of 2025 Common Warrants being exercised.

Under the terms of the 2025 Common Warrants, a holder (together with its affiliates) may not exercise any portion of a 2025 Common Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99% (the percentage that was elected by each holder prior to the issuance of the 2025 Common Warrants) of our common stock outstanding immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% or 9.99% beneficial ownership blocker may increase or decrease the amount of beneficial ownership of outstanding common stock after exercising the holder’s 2025 Common Warrants up to 19.99% of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2025 Common Warrants.

The holders of the 2025 Common Warrants must pay the exercise price upon exercise of the 2025 Common Warrants, unless such holders are utilizing the cashless exercise provision of the 2025 Common Warrants (which is only available during the 90 days after the original issuance date of the 2025 Common Warrants and when there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares issuable upon exercise of the 2025 Common Warrants).

In the event of certain fundamental transactions (as described in the 2025 Common Warrants), a holder of 2025 Common Warrants will be entitled to receive, upon exercise of the 2025 Common Warrants, the kind and amount of securities, cash or property that such holder would have received had they exercised the 2025 Common Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the 2025 Common Warrants.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the 2025 Common Warrants or by virtue of a holder’s ownership of our common stock, the holders of the 2025 Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

We do not intend to apply for listing of the 2025 Pre-Funded Warrants or 2025 Common Warrants on any securities exchange or other trading system.

Private Placement Registration Rights

2023 PIPE Offering

We agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) on or before November 28, 2023 to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) all of the shares of our common stock issued and shares of our common stock issuable upon exercise of the 2023 Pre-Funded Warrants and the 2023 Common Warrants, in each case, pursuant to the 2023 Securities Purchase Agreement, and we further agreed to use our reasonable best efforts to cause such registration statement to be declared effective within the earlier of (i) 30 days following the filing date (or January 23, 2024, if the SEC reviewed and had written comments to the registration statement) and (ii) the fifth trading day after we were notified by the SEC that the registration statement would not be reviewed or would not be subject to further comments from the SEC. A registration statement on Form S-3 was filed with the SEC on November 17, 2023 in accordance with the aforementioned obligations.

2025 PIPE Offering

We agreed to file a registration statement with the SEC on or before March 30, 2025 to register for resale under the Securities Act all of the shares of our common stock issued and shares of our common stock issuable upon exercise of the 2025 Pre-Funded Warrants, pursuant to the 2025 Securities Purchase Agreement, and we further agreed to use our reasonable best efforts to cause such registration statement to be declared effective no later than the earlier of (i) 75 days following the filing date if the SEC notifies us that it will review the registration statement and (ii) the fifth trading day after we were notified by the SEC that the registration statement would not be reviewed or would not be subject to further comments from the SEC; provided, that if the deadline for effectiveness of the registration statement falls after February 14, 2025, it shall be automatically extended until the second business day following the date on which the Company files its Definitive Proxy Statement or Annual Report on Form 10-K that includes the disclosures required by Part III of Form 10-K, which shall be filed no later than April 30, 2025.

In addition, we agreed to file a registration statement with the SEC as promptly as reasonably practicable following demand by Baker Brothers Life Sciences, L.P. (together with its affiliates, the “Lead Investor”) or in any event within 60 days of such demand to register the resale of shares of common stock and any common stock issued or issuable upon the exercise or conversion of non-voting common stock and any other securities of ours held by the Lead Investor (provided, that such demand shall not be made earlier than the three-month anniversary of February 13, 2025). We agreed to use our reasonable best efforts to cause such registration statement to be declared effective as promptly as practicable after filing.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to institute a change of control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may only be called by our board of directors, Chief Executive Officer or, in the absence of a chief executive officer, our President.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66-2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies will be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware or the federal district courts of the United States of America be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders are not deemed to have waived our compliance with these laws, rules and regulations.

Although our amended and restated certificate of incorporation contains the choice of forum provisions described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Certificate of Incorporation Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least a 66-2/3% of the voting power of the then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by the DGCL, subject to limited exceptions;

we shall advance expenses to our directors and officers and may advance expenses to our employees and agents in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our officers and directors which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ALGS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.